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                                                                   EXHIBIT 99(a)

                                MASTER AGREEMENT

      THIS MASTER AGREEMENT ("Agreement") is made and entered into as of this 15th day of March, 2001, by and between Chequemate International Inc., a Utah corporation (together with all Subsidiaries of Chequemate International Inc., "the Company") and Another World Inc., a corporation established under the laws of the Republic of Korea ("AWK"), pursuant to which the shareholders of AWK ("Purchasers") will purchase shares of common stock of the Company (AWK, together with the Company are collectively referred to as the "Parties").

                                   WITNESSETH

      WHEREAS, the Company believes it is highly desirable and in the best interests of the Company to receive an injection of cash and viable assets from the Purchasers; WHEREAS, the Purchasers and the Company desire that Purchasers acquire its equity interest in the Company in two phases;

      WHEREAS, the Purchasers and the Company desire that in the first phase, to be completed on or about March 23, 2001, or as soon as practicable thereafter based on the date Purchasers completes its due diligence and the AWK and the Company obtain all requisite corporate and Governmental Authority approvals, Purchasers will acquire pursuant to a subscription agreement ("Subscription Agreement") the First Shares and Warrants;

      WHEREAS, the Purchasers and the Company desire that the second phase will be completed after the First Closing as soon as an audit of the AWK's assets is completed according to GAAP;

      WHEREAS, in the second phase, Purchasers shall inject certain assets into the Company through a merger or similar transaction for additional shares in and to the Company (the "Second Closing," together with the First Closing, the "Acquisition") in consideration for an increased equity interest in the Company ("Second Shares");

      WHEREAS, after giving effect to the Acquisition, the Parties intend that AWK and the Company will be fully integrated, by merger (with the resulting Company being redomiciled in the British Virgin Islands) or otherwise; WHEREAS, the Company desires to cooperate fully with Purchaser and AWK in all aspects of the Acquisition, including, but not limited to, negotiations, due diligence and the obtaining of necessary approvals, and AWK and the Purchasers desire to cooperate fully with the Company in all aspects of the Acquisition, including, but not limited to, negotiations, due diligence and the obtaining of necessary approvals;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

                                   DEFINITIONS

      The following terms shall have the meanings set forth herein for the purposes of this Agreement:

      "Affiliate" of any person shall mean any corporation, limited liability company, proprietorship, partnership or other business entity which, directly or indirectly, owns or

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controls, is under common ownership or control with, or is owned or controlled by, such person. Control shall mean control by virtue of share ownership, contractual agreement or any other set of facts that establishes the ability to influence the management of the relevant entity.

      "Agreement" shall mean this Master Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

      "Business" shall mean centric graphical software applications, hotel pay-per-view services, and cable channel services. For greater certainty and without in any way diminishing the foregoing, the Business includes the VisionComm Business.

      "Business Combination" means with respect to any person any (i) merger, consolidation or combination to which such person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such person, (iii) any tender offer (including without limitation a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of all or a material portion of the assets and properties of such person or (v) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

      "Claim Notice" shall have the meaning given to it in SECTION 13.6.

      "Employee Benefit Plan" shall have the meaning given to it in SECTION
3.10.

      "Environmental Law" means any and all laws, statutes, ordinances, orders, common law, codes, rules, regulations, permits, authorizations, licenses, policies, guidance documents, judgments, decrees, injunctions, or agreements with any governmental or regulatory authority, relating to the protection of health or the environment, worker or public health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, release, spilling, leaking, emitting, discharging, leaching, dumping, disposal of or exposure to any Hazardous Substance, whether now existing or subsequently amended or enacted.

      "Financial Statements" shall mean (i) the audited financial statements for the Company as of March 31, 2000, and for the twelve (12) months then ended, as audited by the Company' independent certified public accountants; (ii) the unaudited financial statements for the Company as of December 31, 2000, and for the nine (9) months then ended; (iii) the audited financial statements for each Subsidiary individually and for the Company and all of the Subsidiaries on a consolidated basis as of March 31, 2000, and for the twelve (12) months then ended as audited by the Company' independent certified public accountants; and
(iv) the unaudited financial statements for each Subsidiary individually and for the Company and all Subsidiaries on a consolidated basis for the nine-month period ending December 31, 2000 copies of which are attached hereto as SCHEDULE
3.3 All financial statements shall be prepared in accordance with GAAP.

      "First Closing" shall have the meaning given to it in the Preamble and
SECTION 1.1.

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      "First Closing Date" shall have the meaning given to it in SECTION 10.1

      "First Price" shall have the meaning given to it in SECTION 1.1.

      "First Purchase Price" shall have the meaning given to it in SECTION 2.1.

      "First Shares" shall have the meaning given to it in SECTION 1.1.

      "First Shares and Warrants" shall have the meaning given in SECTION 1.1.

      "Fully Diluted Basis" shall mean, with respect to the share capital of the Company, all outstanding shares of capital stock of the Company (the "Outstanding Shares") and all options (whether vested or unvested), warrants, rights, calls, commitments or agreements of any character to which the Company is a party or by which it is bound that contemplates the issuance of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any such other securities. For greater certainty, when "Fully Diluted Basis" is used in connection with the Acquisition, the definition shall include the shares of Common Stock issued to the Purchasers and the shares of Common Stock issuable to the Purchasers upon the exercise of warrants issued to the Purchasers pursuant to the First Closing or Second Closing, as applicable.

      "GAAP" shall mean generally accepted accounting principles in the United States at the time in effect, consistently applied from period to period.

      "Governmental Authority" shall mean, respectively, the government of the United States, or any state, county, city or political subdivision or agency thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any arbitrator, tribunal or panel of arbitrators and shall include, without limitation, any stock exchange, or quotation service.

      "Hazardous Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances, pollutants, contaminants, or wastes in any amount or concentration which are now or hereafter become regulated or prohibited under any Environmental Laws.

      "Indebtedness" means, as to any person or legal entity; (i) all obligations, whether or not contingent, of such person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations of such person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such person, whether periodically or upon the happening of a contingency, (v) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all obligations of such person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all Indebtedness secured by any Lien (other than Liens in favor of lessors under leases of equipment or real property) on any property or asset owned or held by that person regardless of whether the Indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person, (viii) all Indebtedness of any other person referred to in clauses (i) through (vii) above, guaranteed, directly or indirectly, by that person.

      "Intellectual Property" shall mean all patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), service marks, service names and service mark and service name registrations (and applications therefor), brand names, inventions, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes where applicable) and related documentation, technical information, manufacturing, engineering and technical drawings and know-how owned or licensed by a the Company, or a Subsidiary and used in the operation of the Business.

      "Liabilities" means all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).

      "Liens" shall mean any mortgage, pledge, assessment, security interest, lease, Lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale agreement, title retention agreement or agreement committing to grant any of the foregoing.

      "Losses" shall mean all liabilities, losses, costs, damages, penalties or expenses (including, without limitation, interest, reasonable attorneys' fees and expenses and costs of investigation and action, suit or proceeding, expenses of accountants and other experts or other expenses of litigation or other proceedings or fees and expenses related to any claim, default or assessment).

      "Material Adverse Effect" shall mean, with respect to any entity: (a) any effect on or change in the condition (financial or otherwise), business, assets or results of operations of the entity which, alone or taken together with any other such effects or changes at such entity, would have or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations, taken as a whole, of such entity; or (b) any effect on or change in the condition (financial or otherwise), business, assets or results of operations of any or all Subsidiaries of the entity taken as a whole which, alone or taken together with any other such effects or changes, would have or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the entity and such Subsidiaries taken as a whole.

      "Permits" shall have the meaning given to it in SECTION 3.6.

      "Real Property Leases" shall have the meaning given to it in SECTION 3.7.

      "Reverse Stock Split" shall have the meaning given to it in SECTION
7.1(J).

      "Second Closing" shall have the meaning given to it in the Preamble and
SECTION 1.2.

      "Second Closing Date" shall have the meaning given to it in SECTION 11.1.

      "Second Price" shall have the meaning given to it in SECTION 1.2.

      "Second Purchase Price" shall have the meaning given to it in SECTION 2.1.

      "Second Shares" shall have the meaning given to it in SECTION 11.1.

      "Subscription Agreement" shall have the meaning given to it in SECTION
1.2.

      "Subsidiary" shall mean any company (including partnerships, limited liability companies, unlimited liability companies or other entities) of the Company in which the Company owns over 50% of the voting equity, all of which are listed on Schedule 3.1.

      "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess. profits, occupational and interest equalization, windfall profits, severance, withholding. Social Security taxes and duties, which are imposed by the United States or any foreign government, or any state or local government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

      "Transaction Agreements" shall mean the Subscription Agreement, the Waiver and Release and the

      "VisionComm" means VisionComm Inc., a Delaware corporation.

      "VisionComm Business" means the business previously conducted by VisionComm.

      "Warrants" shall have the meaning given to it in Section 1.1.

                                    ARTICLE I
                                  TWO CLOSINGS

1.1 FIRST CLOSING. Subject to the terms and conditions of this Agreement, at the First Closing, the Company shall issue to Purchasers listed on Schedule 1.1 and Purchasers or its designee(s) shall purchase (a) an amount of shares of the Company's common stock , par value $.0001 per share (the "Common Stock"), equal to fifty-one percent (51%) of the issued and outstanding Common Stock, calculated on a FULLY DILUTED BASIS in the form of newly-issued shares of the Common Stock (the "First Shares"), the dollar number derived from the quotient of the First Purchase Price and the First Shares shall be the "First Price", plus (b) warrants (the "Warrants" and together with the First Shares, the "First Shares and Warrants") to purchase additional shares of Common Stock at the First Price (the "First Closing") that when exercised will give the Purchasers approximately at least a 75% equity stake in the Company. The First Shares and Warrants shall be fully paid and nonassessable, and the Common Stock issuable upon exercise of the Warrants in accordance with their terms shall be fully paid and nonassessable when issued. The issuance of the First Shares and Warrants by the Company to the Purchasers shall take place pursuant to the separate execution of the Subscription Agreement and Warrant in substantial the form attached hereto as EXHIBIT A and EXHIBIT B, respectively.

1.2 SECOND CLOSING. Subject to the terms and conditions of this Agreement, at the Second Closing, the Company shall issue to the Purchasers listed on
Schedule 1.2 and the Purchasers or shall purchase additional shares of Common Stock (the "Second Shares"), in an amount calculated as set forth in Section
2.2 hereof. The Second Shares shall be fully paid and nonassessable. The issuance of the Second Shares by the Company to the Purchasers shall take place pursuant to the separate execution of the Subscription Agreement substantially in the form attached hereto as EXHIBIT A. The valuation of the assets transferred to the Company at the Second Closing shall be determined by Samil Accounting Corporation, a member firm of PriceWaterhouse Coopers or an equivalent.

1.3 REGISTRATION RIGHTS. Upon the issuance of each of the First Shares and the Second Shares at the First Closing and the Second Closing in accordance herewith, and upon the issuance of shares of Common Stock upon the exercise of the Warrants in accordance with their terms, the holders of all of such shares of Common Stock will have the registration rights set forth respectively in Schedule 1.3 attached hereto and made a part hereof.

                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

2.1   PAYMENT OF FIRST PURCHASE PRICE AND THE SECOND PURCHASE PRICE

      (a) In consideration of the First Shares and Warrants, Purchasers shall pay to the Company at the First Closing the sum of Three and One-Half Million Dollars ($3.5 million) (the "First Purchase Price") in immediately available funds, by means of wire transfer to the Company's bank account designated in a writing delivered to Purchasers at least two business days prior to the First Closing Date.

      (b) In consideration of the Second Shares, Purchasers shall contribute to the Company at the Second Closing by means of merger or otherwise, the operations of Another World including the in kind assets listed on Schedule 2.1(b) (the value thereof being the "Second Purchase Price"). The number of shares of Common Stock comprising the Second Shares shall be the quotient of (1) the Second Purchase Price divided by (2) the lower of (a) the First Price or
            (b) 75% of the average of the last reported trading price on each of the last five business days immediately preceding the Second Closing Date "Second Price" (or, if no trades of Common Stock were executed on the American Stock Exchange on any of such days, then the average of the "bid" and "ask" price on such day).

2.2.  FIRST PURCHASE PRICE ADJUSTMENT.

      (a) The First Purchase Price shall be adjusted in accordance with this SECTION 2.2 to reflect any negative change in the known outstanding or pending Liabilities or Losses between the date of this Agreement and the date of the First Closing ("First Negative Change"), including, but not limited to any negative change in the Liabilities or Losses arising from the that certain Paladin Credit Agreement between the Company and Paladin Trading Limited dated August 31, 2000 and that certain Common Stock Purchase Agreement between the Company and Crooks Hollow Road, LLC, dated MAY 10, 2000. With respect to any First Negative Change, the Company shall either: (1) reimburse the Purchasers for such First Negative Change, or (2) the Purchasers may demand the Company to issue additional Common Shares to the Purchasers at the First Price in the amount of such First Negative Change.

      (b) The First Negative Change, if any, plus interest thereon at an annual rate equal to eight percent (8%) from and including the First Closing Date to, but not including, the date of payment shall be paid to the Purchasers at the sole discretion of the Purchasers either: (i) as an indemnification payment to the Purchasers from the Company, or (ii) by an adjustment to the number of First Shares acquired by the Purchase in the Company at the First Closing, where such number of incremental First Shares is calculated as the quotient of the First Purchase Price Adjustment (plus interest) divided by the First Price. The Company shall make such payment to the Purchasers within ninety
            (90) days of the First Closing Date.

2.3.  SECOND PURCHASE PRICE ADJUSTMENT.

      (a) The Second Purchase Price shall be adjusted in accordance with this SECTION 2.3 to reflect any negative change in the known outstanding or pending Liabilities or Losses between the First Closing Date and the Second Closing Date ("Second Negative Change"). With respect to any Second Negative Change, the Company shall either: (1) reimburse the Purchasers for such Second Negative Change, or (2) the Purchasers may demand the Company to issue additional Common Shares to the Purchasers at the Second Price in the amount of such Second Negative Change.

      (b) The Second Negative Change, if any, plus interest thereon at an annual rate equal to eight percent (8%) from and including the Second Closing Date to, but not including, the date of payment shall be paid to the Purchasers at the sole discretion of the Purchasers either: (i) as an indemnification payment to the Purchasers from the Company or (ii) by an adjustment in the number of Second Shares acquired by the Purchasers in the Second Closing, where such number of incremental Second Shares is calculated as the quotient of the Second Purchase Price Adjustment (plus interest) divided the Second Price. The Company shall make such payment to the Purchasers within ninety (90) days of the Second Closing Date.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

The Company hereby represents and warrants to AWK and Purchasers as follows:

3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is validly existing in good standing in the jurisdictions set forth on Schedule 3.1(a) (the "Foreign Qualification State") with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has, prior to the execution of this Agreement, delivered to AWK true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents), in each case as in effect on the date hereof. The name of each Subsidiary and each member of the Company's and each Subsidiary's Board of Directors and officers and the position held by each are listed in SCHEDULE 3.1(B).

3.2 CORPORATE AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and the Transaction Agreements to which its is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and upon execution thereof by all parties thereto, the Transaction Agreements to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The execution and delivery by the Company of this Agreement and the Transaction Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provisions of the certificate of incorporation or by-laws of the Company or violate any provision of or result in the acceleration of any obligation or the creation of any Lien under, any Permit, agreement, indenture, instrument, lease, order, arbitration award, judgment or decree to which either the Company is a party or by which either the Company or any of its assets or properties is bound. This Agreement has been duly approved by the Board of Directors with all necessary consents and authority to enter into this Agreement being granted by the Board of Directors. No further approval is needed from the Company's Board of Directors for the Company to enter and implement this Agreement.

3.3 FINANCIAL STATEMENTS. The Financial Statements present fairly in all material respects the financial position and the results of operations on an individual or consolidated basis, as applicable for (a) the Company and (b) the Company and all Subsidiaries in the case of consolidated Financial Statements, as of the dates thereof or for the periods referred to therein, as applicable, in conformity with GAAP and the past accounting practices of the Company (to the extent compatible with GAAP) consistently applied (except as set forth on
SCHEDULE 3.3(A)) subject in the case of interim financial statements to normal year-end adjustments (which need not be projected on the interim financial statements), and the Financial Statements make full and adequate provision for all material obligations and liabilities (whether contingent or otherwise) of the Company as of the date thereof to the extent required by GAAP. The books and records of the Company are complete and accurate in all material respects. As of the date of this Agreement, there are no material liabilities (whether contingent or otherwise that would be required to be disclosed by GAAP) of, relating to or affecting the Company or any of its respective assets and properties, except (i) liabilities reflected or reserved against in the Financial Statements, or (ii) liabilities disclosed in SCHEDULE 3.3(a). The aggregate amounts of Indebtedness and cash of the Company and of the Subsidiaries on a consolidated basis as of the date of this Agreement are as set forth on SCHEDULE 3.3(b).

3.4 NO MATERIAL ADVERSE CHANGE. Except as listed on SCHEDULE 3.4(a), the Company represents and warrants that since December 18, 2000, there has not been any material adverse change in the condition (financial or otherwise), business, assets, or results of operations of the Business in any such case, taken as a whole and no event or condition has occurred or is known to the Company which could reasonably be expected to have a Material Adverse Effect. In addition, without limiting the foregoing, except as disclosed in SCHEDULES 3.4(a) AND 3.4(b) (Schedule 3.4(b) being solely with respect to VisionComm) and except for the transactions contemplated by this Agreement and the Transaction Agreements, since December 18, 2000, neither the Company nor any Subsidiary has:

      (a) (i) declared, set aside or paid any dividend or other distribution (in cash or other assets) in respect of the capital stock or other equity interests of the Company or any Subsidiary of the Company
            (ii) directly or indirectly redeemed, purchased or otherwise acquired any such capital stock or other equity interests, or (iii) made any other payment or distribution of cash or assets;

      (b) authorized, issued, sold or otherwise disposed of, or granted any option with respect to, or issued any security convertible into or exchangeable for any shares of capital stock or other equity interests of the Company, or modified or amended any right of any holder of any outstanding shares of capital stock or other equity interests or options with respect thereto of the Company;

      (c) other than in the ordinary course of business consistent with past practice, (i) increased salary, wages or other compensation (including, without limitation, any bonuses, commissions and any other payments) of any employee or consultant of the Company whose annual salary, wages and such other compensation is, or after giving effect to such change would be, in the aggregate $50,000 or more per annum; or (ii) established, terminated or modified any Employee Benefit Plan, employment contract or other employee compensation arrangement;

      (d)   other than amounts under $20,000, (i) incurred any Indebtedness,
            (ii) made or agreed to make any loans to any person or (iii) made or agreed to make any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any Subsidiary under, any Indebtedness of or owing to the Company;

      (e) suffered any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment or the assets and properties of the Company; except where such damage, destruction or other casualty loss would not have a Material Adverse Effect;

      (f) failed to pay or satisfy when due any obligation of the Company, except when the failure would not have a Material Adverse Effect;

      (g) acquired any business or material assets or properties of any person (whether by merger, consolidation or otherwise) or disposed of, leased, or incurred a Lien on, any material assets or properties of the Company, in each case, other than acquisitions or dispositions of inventory (including without limitation infusion pumps) in the ordinary course of business of the Company consistent with past practice;

      (h) entered into, amended, modified in any material way terminated (in whole or in part) or granted a waiver under or given any consent with respect to (i) any contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to this Agreement (ii) any Permit held by the Company; (iii) any Intellectual Property; or
            (iv) made any capital expenditures in excess of $10,000 in the aggregate, or incurred any obligation to make any such capital expenditure;

      (i) commenced, terminated or changed in any material way any line of business of the Business or added any additional lines of business to the Business;

      (j) entered into any transaction with any stockholder, partner, member or Affiliate of the Company, other than pursuant to any contract in effect on December 31, 2000, and heretofore disclosed to AWK;

      (k) made any change in the accounting methods or procedures of the Company; or

      (l) entered into any agreement to do any of the things described in the preceding paragraphs.

3.5 ISSUANCE OF STOCK. Issuance to the Purchasers of the First Shares and Warrants and the Second Shares pursuant to this Agreement will grant the Purchasers good and valid title thereto, free and clear of all Liens, except for such Liens as may be incurred by, or that result from the action of, the Purchasers or its designees. Upon the issuance thereof in accordance with the terms and conditions of the Subscription Agreement and the Warrants the respective shares of Common Stock will have been duly authorized and validly issued and will be fully paid and nonassessable. All currently issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The equity interest acquired by the Purchasers according to this Agreement constitutes approximately no less than 75% equity interest in the Company, on a Fully Diluted Basis. Except as set forth in SCHEDULE 3.5 there are no outstanding options, warrants, convertible securities or similar rights with respect to, or agreements, arrangements or understandings to issue any such options, warrants, convertible securities or similar rights with respect to the First Shares and Warrants and the Second Shares and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the First Shares and Warrants and the Second Shares or any other shares in the capital or equity interests of the Company.

3.6 PERMITS. The Company holds the respective permits, licenses, approvals and authorizations listed on SCHEDULE 3.6 ("Permits"). The Permits are all permits, licenses, approvals or authorizations as are currently necessary for the operation of the Business (including the VisionComm Business) as presently conducted; except for any failure to hold any of the foregoing which has not had, and may not reasonably be expected to have, a Material Adverse Effect. Each Permit is valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries is, or has received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any Permit.

3.7   REAL PROPERTY LEASES. The Company does not own any real estate. SCHEDULE
3.7 hereto lists all leases of real property ("Real Property Leases") to which the Company is a party, including all amendments, modifications or extensions thereto. To the knowledge of the Company, all buildings, fixtures and other structures or improvements leased by the Company pursuant to the Real Property Leases are in good operating condition and repair (with the exception of normal wear and tear), free from defects other than such minor defects as do not interfere in any material respect with the continued use thereof in the conduct of the Business. The Company has a valid and subsisting leasehold interest in and the right to quiet enjoyment (or similar right under applicable law) to the real property leased by it for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the knowledge of the Company, of each other person that is a party thereto, and except as set forth in
SCHEDULE 3.7, there is no, and the Company has no knowledge of any nor received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company owes no brokerage commissions or finders' fees with respect to any Real Property Lease or renewal or extension thereof. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease, except for any penalties which would not have a Material Adverse Effect. The Company has made available to AWK prior to the execution of this Agreement true and complete copies of all Real Property Leases. To the knowledge of the Company there are no condemnation or appropriation proceedings pending or threatened against any real property occupied by the Company or the improvements thereon. The Company has no knowledge of any claim, action or proceeding, actual or threatened, against any real property occupied by the Company which would have a Material Adverse Effect.

3.8 TANGIBLE PERSONAL PROPERTY. Except as disclosed in SCHEDULE 3.8 hereto and except where the failure to be in good operating condition and repair would not have a Material Adverse Effect, all tangible personal property used in the Business (including without limitation any and all improvements on real estate owned or leased by Company, regardless of whether or not such improvement is qualified as part of such real estate or not) is in good operating condition and repair (with the exception of normal wear and tear), suitable and adequate for the continued use thereof in the conduct of the Business as presently conducted. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights to use, all tangible personal property used in the conduct of the Business, other than inventory disposed of since such date in the ordinary course of business consistent with past practice of the Company. All such tangible personal property is free and clear of all Liens, except for Liens which would not have a Material Adverse Effect.

3.9 CONTRACTS. SCHEDULE 3.9 lists all contracts, agreements and instruments of the to which the Company or any Subsidiary is bound. Each contract agreement or instrument required to be disclosed in this SCHEDULE 3.9 is in full force and effect and constitutes a legal, valid and binding agreement of, and is enforceable in accordance with its terms against, the Company or respective Subsidiary that is party thereto and, to the knowledge of the Company or the relevant Subsidiary, each other party thereto; and except as disclosed in
SCHEDULE 3.9 no Subsidiary nor, to the knowledge of the Company or the Subsidiaries, any other party to such contract agreement or instrument is, nor has received notice that it is, in violation or breach of or default under any such contract agreement or instrument (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract, agreement or instrument). Except as disclosed on SCHEDULE 3.9, there are no contracts to which any of the Subsidiaries is a party or by which any of their assets is bound, which contracts are material to such Subsidiary or the Business, other than contracts executed in the ordinary course of business.

3.10 EMPLOYEE BENEFIT PLANS. Except as set forth on SCHEDULE 3.10 ("Employee Benefit Plans"), the Company is not a party to and does not participate in, or contribute to any of the following for the benefit of the Company's Employees:
(i) any retirement, pension or deferred compensation plan, incentive compensation plan, stock plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements that does not constitute an employee benefit plan; or (any employment agreement not terminable upon 90 days or less written notice without further liability). Each Employee Benefit Plan is in compliance in all respects with all requirements of law applicable thereto and the respective requirements of the governing documents thereof, except where noncompliance would not have a Material Adverse Effect. The Company has not incurred any liability (nor, to the knowledge of the Company does any condition exist or has any event occurred that presents a material risk that any liability will be incurred) with respect to any such Benefit Plan (other than liabilities reflected as such on the Balance Sheet) that have or would reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan is fully and properly funded in accordance with applicable law and the governing documents of such Employee Benefit Plan.

3.11 LITIGATION. Except as disclosed on SCHEDULE 3.11, there are no actions, suits, arbitration proceedings, or other litigation investigations, inquiries or proceedings ("Actions or Proceedings") pending or, to the knowledge of the Company, threatened (a) against or affecting the Company other than actions, suits, arbitration proceedings, or other litigation or proceedings, which taken individually or in the aggregate do not and could not be reasonably expected to have a Material Adverse Effect or (b) which challenge the validity of the transactions contemplated by this Agreement. Except as disclosed on SCHEDULE 3.11, the Company is not subject to any order, judgment, decree, award, investigation, inquiry or stipulation of or with any Governmental Authority which has, or may reasonably be expected to have, a Material Adverse Effect. The Company is not in default with respect to any order, judgment, decree, award or stipulation of any Governmental Authority and there are no unsatisfied judgments against either of the Company. There is not a reasonable likelihood of an adverse determination of any pending action or proceeding that would, individually or in the aggregate, have a Material Adverse Effect. Prior to the execution of this Agreement, the Company has delivered to AWK all responses of counsel for the Company to auditors' requests for information for the preceding three (3) years (together with any updates provided by such counsel) regarding actions or proceedings pending or threatened against, relating to or affecting either of the Company.

3.12  TAXES.

       (a) Other than with respect to Taxes not yet due and payable, (i) all Taxes due and owing by the Company (whether or not shown on any Tax return) have been properly determined in accordance with applicable rules and regulations and have been timely paid in full, or in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, customer, supplier or other third party, where required by law have been timely withheld, deposited and paid in full and (ii) all Tax returns required to be filed for taxable periods ending on or before December 31, 2000, by or with respect to the Company, have been or (assuming cooperation by AWK as required by this Agreement) will be duly and timely filed in accordance with all applicable laws, and each such Tax return is (or will be when filed) correct and complete in all material respects.

       (b) There is no pending or, to the knowledge of the Company, threatened dispute, claim or issue raised, or expected to be raised or assessed, by any Governmental Authority in any jurisdiction concerning any Tax liability of the Company or otherwise known to the Company. The Company has made available to AWK complete and correct copies of all Tax returns, or portions thereof, filed by or with respect to, and all Tax examination reports and statements of deficiencies assessed against, or agreed to by or with respect to, the Company.

       (c) The Company has not received any written ruling of a Governmental Authority related to Taxes or entered into any written and legally binding agreement with a Governmental Authority related to Taxes.

3.13 INSURANCE. SCHEDULE 3.13 contains a true and complete list (including the insurance policy face or coverage sheets) of all insurance policies (including any self insurance programs, if any) currently in effect that insure the Business or the Company or employees of the Company or affect or relate to the ownership, use or operation of any of the material assets or properties of any Subsidiary; except for any such insurance policy the absence of which would not materially affect the Company or the Business. Each policy listed in SCHEDULE
3.13 is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company, nor any other person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company does not know of any reason or state of facts that could lead to the cancellation of such policies. In the Company's reasonable judgement, the insurance coverage provided by the insurance policies listed in
SCHEDULE 3.13 is reasonably adequate for the Business.

3.14 COMPLIANCE WITH LAWS. The Company has complied with and is in compliance with all laws, statutes, regulations, rules and ordinances and other pronouncements of any Governmental Authority applicable to the Business, the Company or its assets or properties (including without limitation the Federal Foreign Corrupt Practices Act) except where the failure to comply would not have, and could not reasonably be expected to have, a Material Adverse Effect.

3.15 INTELLECTUAL PROPERTY. SCHEDULE 3.15 is an accurate and complete list of all Intellectual Property used in the conduct of the Business. Except as set forth in SCHEDULE 3.15, all of the Intellectual Property is owned by the Company free and clear of all Liens, or the Company has a valid and binding license to use such Intellectual Property. No other Intellectual Property is used in the conduct of the Business. Except as disclosed in SCHEDULE 3.15, (i) any registrations on behalf of the Company with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company to maintain its validity or effectiveness, except where the failure to have such registration, to pay such Taxes or maintenance fees or to any such other action does not have and could not reasonably be expected to have a Material Adverse Effect, (ii) there are no restrictions on the direct or indirect transfer of any license, held by the Company in respect of such Intellectual Property, except for any such restriction which does not have and could not reasonably be expected to have a Material Adverse Effect, and (iii) the Company is not or has not received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and the Company has no knowledge that such Intellectual Property is being infringed by any other person. To the knowledge of the Company, the Company is not infringing any Intellectual Property of any other person, and no litigation is pending and no claim has been made or, to the knowledge of the Company, has been threatened to such effect.

3.16 ACCOUNTS RECEIVABLE. All accounts receivable of the Company (i) have arisen out of bona fide transactions in the ordinary course of business consistent with past practice, and are payable on ordinary trade terms, (ii) to the knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) to the knowledge of the Company, are not subject to any valid set-off or counterclaim, and (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

3.17 CONSENTS. Except as set forth in SCHEDULE 3.17, no notice to, filing with, authorization of, exemption by or consent of any Governmental Authority or any other person is required in order for either of the Company to consummate the transactions contemplated hereby, except for any consent, the failure of which to be obtained, would not have and could not reasonably be expected to' have a Material Adverse Effect.

3.18 AFFILIATES, Except as disclosed in SCHEDULE 3.18, (i) there is no Indebtedness owed to any Affiliate, (ii) there is no Indebtedness owed by any Affiliate, (iii) neither any current or former Affiliate provides or causes to be provided any assets, properties, services or facilities to the Company, and
(iv) the Company provides or causes to be provided any assets, services or facilities to any current or former Affiliate.

3.19 CORPORATE BOOKS AND RECORDS. The minute books and other similar records of the Company set forth in SCHEDULE 3.19 and made available to AWK prior to the execution of this Agreement contain a true, complete and current record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of directors, members, stockholders, the management committee or boards of directors, subcommittees and committees of the boards of directors of the Company.

3.20 EMPLOYEES; LABOR RELATIONS. The Company is not engaged in any unfair labor practice as determined by applicable local law. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company; (ii) no grievance, arbitration or other proceeding arising out of or under trade union contracts pending or, to the knowledge of the Company, threatened against the Company, which has or could reasonably be expected to have a Material Adverse Effect, and (iii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company.

3.21 BUSINESS RELATIONSHIPS. Except as listed on SCHEDULE 3.4. no business relationship of the Company with any customer, supplier or any group of customers or suppliers whose purchases or sales, as the case may be, are individually or in the aggregate material to the business of the Company has been, or to the knowledge of the Company, has been threatened to be, terminated, canceled, limited or changed or modified, in a way, which has or could reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, there exists no present condition or state of facts or circumstances with respect to such business relationship that would have a Material Adverse Effect, or prevent any Subsidiary from conducting its business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which it has heretofore been conducted.

3.22 INVENTORY. All inventory of the Company reflected on the Financial Statements consisted, and all such inventory acquired since December 31, 2000 consists, of a quality and quantity usable and salable in the ordinary course of business, except as disclosed in SCHEDULE 3.22 and except to the extent properly reserved for on the December 31 Consolidated Balance Sheet or the First Closing Date Balance Sheet, as the case may be. All items included in the inventory of the Company are the property of the Company free and clear of any Lien (except for Liens which would not have a Material Adverse Effect), are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

3.23 CONFLICTING AGREEMENTS. Neither the Company or any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of either the Company or any Affiliate) has entered into any agreement with any third party regarding any transaction involving the Company which conflicts with the transactions contemplated hereby or which could result in AWK, the Purchasers or their respective members, officers, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said third party as a result of entering into this Agreement or any Transaction Agreement or consummating the transactions contemplated hereby or thereby.

3.24 KNOWLEDGE. Wherever used in this Agreement, the "knowledge" means the knowledge of the officers, executives, partners, members or other persons in a similar position or having similar powers and duties of the Company, as the case may be, in each case after reasonable inquiry.

3.25 BROKERS. The Company represents that no broker or finder has acted for it in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, and that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by the Company.

3.26 EQUITY RIGHTS. Schedule 3.26 is a complete and accurate list and description of all the obligations of the Company with respect to outstanding warrants or options, re-pricing of the Company's shares, registration rights granted by the Company, or any similar obligations that have an effect on the number or the value of the Company's issued and outstanding shares.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      AWK represents and warrants to the Company as follows:

4.1 ORGANIZATION AWK is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

4.2 CORPORATE AUTHORITY. AWK has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to perform its obligations under this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby or thereby. AWK's execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of AWK. This Agreement has been duly executed and delivered by AWK and constitutes, and upon execution thereof by all parties thereto, the Transaction Agreements to which AWK is a party will constitute, the legal, valid and binding obligation of AWK, enforceable in accordance with their respective terms. The execution and delivery by AWK of this Agreement and the Transaction Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provisions of the certificate of incorporation or by-laws of AWK or violate any provision of or result in the acceleration of any obligation or the creation or any Lien under any agreement, indenture, instrument, lease, Lien, order, arbitration award, judgment or decree to which AWK is a party or by which it or any of its properties is bound.

4.3 CONSENTS. Except as set forth on SCHEDULE 4.3, no notice to, filing with, authorization of, exemption by, or consent of any person, entity, or Governmental Authority is required in order for AWK to consummate the transactions contemplated hereby, except for any consent, the failure of which to be obtained, would not have and could not reasonably be expected to have a material adverse effect on the Company.

4.4 FINANCING. Purchaser has, or will have prior to the First Closing and the Second, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the First Purchase Price and any other amounts to be paid by it hereunder, when and as required to be made pursuant to this Agreement and the Subscription Agreement. 4.5 DISCLAIMER. Except for the representations and warranties specifically set forth in this ARTICLE IV, AWK makes no (and Purchaser shall not in any manner whatsoever be deemed or be construed as having made any) representation or warranty to the Company hereunder or otherwise, express or implied.

4.6 BROKERS. AWK represents that no broker or finder has acted for it in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, and that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by AWK.

4.7 LITIGATION. Except as disclosed on SCHEDULE 4.7, there are no actions, suits, arbitration proceedings, or other litigation investigations, inquiries or proceedings ("Actions or Proceedings") pending or, to the knowledge of the AWK, threatened (a) against or affecting AWKother than actions, suits, arbitration proceedings, or other litigation or proceedings, which taken individually or in the aggregate do not and could not be reasonably expected to have a Material Adverse Effect or (b) which challenge the validity of the transactions contemplated by this Agreement. Except as disclosed on SCHEDULE 4.7, AWK is not subject to any order, judgment, decree, award, investigation, inquiry or stipulation of or with any Governmental Authority which has, or may reasonably be expected to have, a Material Adverse Effect. AWK is not in default with respect to any order, judgment, decree, award or stipulation of any Governmental Authority and there are no unsatisfied judgments against either of AWK. There is not a reasonable likelihood of an adverse determination of any pending action or proceeding that would, individually or in the aggregate, have a Material Adverse Effect. Prior to the execution of this Agreement, AWK has delivered to Company all responses of counsel for the Company to auditors' requests for information for the preceding three (3) years (together with any updates provided by such counsel) regarding actions or proceedings pending or threatened against, relating to or affecting AWK.

4.8 RELEVANT PATENTS. The Patents listed on Schedule 4.8 are relevant to the business of the Company and are owned by AWK.


                                    ARTICLE V
                          COVENANTS OF SELLER PRIOR TO
                    THE FIRST CLOSING AND THE SECOND CLOSING

      The Company agrees that from the date hereof to the First Closing Date:

5.1 ACCESS TO INFORMATION/COOPERATION. the Company shall, during normal business hours and without unreasonable interference with business operations of any Company: (a) give and shall cause to give AWK and AWK's representatives access, to the books and records, files, employees, consultants and physical facilities of the Company; and (b) cooperate with AWK with respect to the consummation of the transactions contemplated hereby and the transition of the Business from the Company to AWK and shall make all information reasonably requested and management of the Subsidiaries available to AWK for such purposes.

5.2 INTERIM CONDUCT OF BUSINESS. The Company shall use all commercially reasonable efforts to (i) preserve intact the present business organization and personnel of the Company, and (ii) preserve the present goodwill and advantageous relationships of the Company. The Company shall continue to operate and conduct business only in the usual, regular and ordinary course and manner consistent with past practice. The Company shall maintain respective books, accounts and records in the usual, regular and ordinary manner. The Company shall continue, the insurance described on SCHEDULE 3.13 and not allow any breach of such insurance policies or agreements to occur or exist. Other than in the ordinary course of business, and except as set forth in SCHEDULE 5.2 or as may otherwise be required by applicable law, no increase or other material change shall be made in the compensation arrangements for any Employee from that in effect as of December 18, 2000. The Company shall refrain from: (i) amending its certificates or articles of organization or incorporation or by laws (or other comparable charter documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such entity (except as contemplated in Sections 7.1, 7.2 and 9.8; (ii) taking any of the actions listed in SECTION 3.4 hereof; (iii) making any representation or promise, oral or written, to Employee concerning any Employee Benefit Plan, except for statements as to the rights or accrued benefits of any Employee under the terms of any Employee Benefit Plan or the obligations of AWK pursuant to
SECTION 9.10; (iv) (A) taking or omitting or agreeing or committing to omit any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at any time between the date hereof and the First Closing; or (B) taking any action or course of action inconsistent with the compliance with the covenants and agreements of the Company herein or which might materially adversely affect the interests of the Purchasers hereunder; and (v) entering into any agreement to engage in any of the activities listed in this SECTION 5.2.

5.3 CONSENTS AND APPROVALS. The Company shall make all filings, applications, statements and reports to all Governmental Authorities which are required to be made prior to the First Closing Date by or on behalf of the Company, or jointly with AWK, in order to effectuate the transactions contemplated by this Agreement. The Company will use all commercially reasonable efforts to cause the First Closing to occur.

5.4 NOTICE OF CERTAIN EVENTS. To the extent the Company has knowledge thereof, the Company shall promptly notify AWK of: (a) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement; or (c) any breaches of Sections 5.2 or 5.5. Promptly following receipt thereof by the Company, the Company shall give AWK copies of any notice received by the Company concerning an employee benefit plan of the Company or from any Governmental Authority or other person alleging any violation of any law, statutes, rules, regulations, orders and other pronouncements of any Governmental Authority.

5.5 OTHER DISCUSSIONS. Upon execution of this Agreement, the Company will not take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (a) to engage in any Business Combination, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or (c) to furnish or cause to be furnished any information with respect to the Company or any such Affiliate (or any such person acting for or on their behalf) knows or has reason to believe is in the process of, or may be, considering any Business Combination with the Company. If the Company or any Affiliate (or any such person acting for or on their behalf) receives from any person (other than AWK or the Purchasers) any offer, inquiry or informational request the Company will promptly advise such person, by written notice, of the terms of is SECTION 5.5, will promptly, orally and in writing, advise AWK and the Purchasers of receipt of an offer, inquiry or informational request, and, except to the extent barred by a confidentiality agreement that was executed prior to the date of this Agreement, will promptly, orally and in writing, advise AWK and the Purchasers of the essential terms thereof (including, without limitation, the identity of the person making such offer, inquiry or request).

5.6 DUE DILIGENCE. In order to facilitate the due diligence investigation to be conducted by AWK and the Purchasers, the Company will cause to be made available to AWK such information available to the Company that AWK may reasonably request relating to the Acquisition.

5.7 The Company and its affiliates agree that from the date of entering this Agreement until the Agreement is Terminated, none of The Company or the Company's directors, affiliates, employees, or other agents and representatives shall without the written consent of AWK, directly or indirectly (a) sell or offer to sell to a third party, or (b) solicit a competitive bid from a third party to purchase, any of the issued and outstanding share capital of the Company, nor shall any of them directly or indirectly (c) sell all or a material portion of the assets of the Company except in the ordinary course of business, (d) conduct any merger with any entity and/or the acquisition or sale of any assets, or any negotiations or discussions thereof; or (e) engage in or continue any discussions or negotiations with any person or entity that has made or who may make a bid for any such assets or share capital. The warranties contained in this paragraph apply to all transactions. For purposes hereof, the transfer of a controlling interest in any legal entity that owns equity in the Company shall be deemed an improper transfer of the Company's share capital under this paragraph.

5.6 COVENANTS WITH RESPECT TO SECOND CLOSING. The Company agrees that from the First Closing Date until the Second Closing Date, the Company will comply with
Section 5.1, 5.3, 5.4, 5.5 and this Section 5.7 of this Agreement.


                                   ARTICLE VI
                            COVENANTS OF AWK PRIOR TO
                      FIRST CLOSING AND THE SECOND CLOSING

      AWK agrees that from the date hereof to the First Closing Date and from the First Closing Date to the Second Closing Date:

6.1 CONSENTS AND APPROVALS. AWK shall make all filings, applications, statements and reports to all Governmental Authorities which are required to be made prior to the First Closing Date and the Second Closing Date by or on behalf of AWK, or jointly with the Company, in order to effectuate the transactions contemplated by this Agreement and the Transaction Agreements.AWK shall use all commercially reasonable efforts to cause the First and Second Closings to occur.

6.2 NOTICE OF CERTAIN EVENTS. To the extent AWK has knowledge thereof AWK shall promptly notify the Company of:

      (a) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

      (b) any actions, suits, claims, investigations or proceedings commenced or threatened against,, relating to or involving or otherwise affecting AWK that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement.

6.3 INTERIM CONDUCT. AWK shall refrain from:(a) taking or omitting or agreeing or committing to omit any action that would make any representation or warranty of AWK hereunder including those made in Article III inaccurate in any material respect at any time between the date hereof and the First Closing Date and the Second Closing Date; or (b) taking any action or course of action inconsistent with the compliance with the covenants and agreements of AWK and the Purchasers herein or which might materially adversely affect the interests of the Company hereunder.

6.4 ACCESS TO INFORMATION/COOPERATION. AWK shall, during normal business hours and without unreasonable interference with business operations of AWK: (a) give and shall cause to give the Company and the Company's representatives access, to the books and records, files, employees, consultants and physical facilities of AWK; and (b) cooperate with the Company with respect to the consummation of the transactions contemplated hereby and shall make all information reasonably requested.

6.5 DUE DILIGENCE. In order to facilitate the due diligence investigation to be conducted by the Company, AWK will cause to be made available to the Company such information available to AWK that Company may reasonably request relating to the Acquisition.

6.6 COVENANTS WITH RESPECT TO SECOND CLOSING. AWK agrees that from the First Closing Date until the Second Closing Date, AWK will comply with Section 6.1, 6.2, 6.3, 6.4 and 6.5 of this Agreement.


                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                     OF THE PURCHASERS AND AWK AT THE FIRST
                         CLOSING AND THE SECOND CLOSING

7.1 The obligations of AWK and the Purchasers at the First Closing under this Agreement are, at the option of AWK, subject to satisfaction of the following conditions precedent on or before the First Closing Date:

      (a) DUE DILIGENCE. AWK shall have completed due diligence ("Due Diligence") to the satisfaction of AWK, in its sole discretion.

      (b) WARRANTIES TRUE OF BOTH PRESENT DATE AND FIRST CLOSING DATE. The representations and warranties of the Company contained in ARTICLE III (i) shall be true in all material respects on and as of the date of this Agreement and (ii) shall be true in all material respects on and as of the First Closing Date with the same force and effect as though made on and as of the First Closing Date; provided that any representation and warranty already qualified herein by a materiality standard or the Material Adverse Effect shall be true in all respects on the date hereof and as of the First Closing Date.

      (c) COMPLIANCE WITH AGREEMENTS AND COVENANTS; CERTIFICATE. The Company shall, in all material respects, have performed all of their respective obligations and agreements and complied with all of their covenants contained in this Agreement to be performed and complied with by it on or prior to the First Closing Date and the Company shall have delivered to AWK (i) a certificate, dated as of the First Closing Date, executed by a duly authorized officer of each the Company, certifying as to compliance with SECTION 7.1; (ii) an opinion of the Company's counsel in a form acceptable to AWK; and
            (iii) a bring down letter from the Company's accountant in a form acceptable to AWK.

      (d) GOVERNMENTAL AUTHORITY AND THIRD PARTY CONSENTS. AWK shall have received any necessary consents or approvals required from any Governmental Authority, stockholder or third party in order to effectuate the transactions contemplated by this Agreement.

      (e) ACTIONS OR PROCEEDINGS. There shall not be in effect on the First Closing Date any law, statute, rule, regulation, order, judgment, decree, award, ordinance or other pronouncement of any Governmental Authority restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement. There shall not be pending or threatened on the First Closing Date any action or proceeding or any other action which could reasonably be expected to result in the issuance of any such order, judgment, decree, award or the enactment, promulgation or deemed applicability to AWK or the Company, or the transactions contemplated by this Agreement of any such order, judgment, decree, award, law, statute, rule, regulation, ordinance or other pronouncement of any Governmental Authority. The litigation, employee claims, and property lease disputes, listed on Schedules 3.11, 3.20, and Schedule 7.1(e) have been successfully settled by the Company to the full satisfaction of the AWK.

      (F) AMEX RULE 710 WAIVER. The American Stock Exchange shall have granted a waiver of notice to shareholders regarding the First Closing pursuant to AMEX Rule 710 ("Waiver") or the necessary shareholders' approval has been obtained. In case AMEX does not grant the Waiver, Purchasers may choose to (1) purchase twenty percent (20%) of the oustanding voting stock of the Company on a Fully Diluted Basis provided: (a) that Buyer will control the majority of the seats on Chequemate's Board of Directors, as described in Section 7.1(h) below and (b) that the holders of the majority of the oustanding voting stock of Chequemate have provided their written consent approving the Acquisition; or (2) purchase with the First Purchase Price and the Second

            Purchase Price approximately no less than seventy-five percent (75%) of the oustanding voting stock of the Company on a Fully Diluted Basis, provided that the holders of the majority of the oustanding voting stock of Chequemate have provided their written consent approving the Acquisition.

      (g) WAIVER AND RELEASE BY CERTAIN SHAREHOLDERS. The Company shall have entered into the respective Waiver and Release Agreements with the VisionComm Shareholders in the substantial form attached hereto as EXHIBIT C pursuant to which (1) the VisionComm Shareholders will surrender to the Company for cancellation all of the promissory notes and warrants issued to them in or around December 2000; and
            (2) the VisionComm Shareholders will waive any past, present or future legal claims against the Company, Purchasers or AWK. In consideration therefor, and for the promise by the VisionComm Stockholders to enter into a waiver and release satisfactory to the Company at its sole discretion, the Company shall have issued an additional number of shares of Common Stock such that, when combined with the shares of Common Stock issued contemporaneously with the aforementioned warrants and promissory notes, the number of shares of Common Stock held by the VisionComm Shareholders is Twelve Million Eight Hundred Thousand (12,800,000). The Company and VisionComm shall have performed their respective obligations and such Waiver and Release to the satisfaction of the AWK.

      (h) NEW MEMBERS ELECTED TO BOARD OF DIRECTORS. The Parties shall have taken all necessary steps under the Utah Revised Business Corporation Act, the rules of the American Stock Exchange and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to elect AWK's nominees to the board of directors of the Company. The Company agrees to accept the resignations from no fewer than that number of directors on the Company's incumbent board of directors that will give AWK's nominees to the board a majority on the Company's Board of Directors. Subject to the fiduciary duties of the Company's incumbent directors, AWK may also request (but shall not be obligated to so request) that the Company increase the size of its Board of Directors and fill the vacancies created thereby with AWK's nominees, such that immediately thereafter, AWK's nominees shall comprise a majority of the Company's Board of Directors.

      (i) DIRECTORS. At Closing, the current directors of the Company shall nominate, and agree to vote in favor of the election of (i) AWK nominees to the Company's Board of Directors. Thereafter, the other remaining board members agree to (i) amend the By-laws to permit the Company to have one or more directors and (ii) upon request of AWK, tender their written resignations.

      (j) SETTLEMENT OF LITIGATION. The Company shall have settled to the satisfaction of AWK (as determined in the sole discretion of AWK) all of the litigation matters listed in Schedule 7.1(i) hereto and made a part hereof. The Company shall not execute any settlement documents without the prior written approval of AWK, which may be withheld in AWK's sole discretion.

      (k) REVERSE SPLIT OF SHARES OF COMMON STOCK. If so requested in writing at least 10 days prior to the First Closing in preparation to the First Closing, the Company shall use its best efforts to cause the Reverse Stock Split.

      (l) CROOKS HOLLOW AND PALADIN EQUITY FACILITY. That certain Paladin Credit Agreement between the Company and Paladin Trading Limited dated August 31, 2000 and that certain Common Stock Purchase Agreement between the Company and Crooks Hollow Road, LLC, dated MAY 10, 2000 have been revised to the AWK's satisfaction.

      (m) ADDITIONAL CONDITIONS. Such other conditions as AWK shall reasonably request or which are necessary to consummate the transactions contemplated hereby.

7.2 The obligations of AWK and the Purchasers at the Second Closing under this Agreement are, at the option of AWK, subject to satisfaction of the following conditions precedent on or before the Second Closing Date:

      (a) DUE DILIGENCE. The Company shall have completed to AWK's satisfaction due diligence more extensive and in addition to the Due Diligence ("Further Due Diligence").

      (b) WARRANTIES TRUE OF BOTH PRESENT DATE AND THE SECOND CLOSING DATE. The representations and warranties of the Company contained in
            ARTICLE III (i) shall be true in all material respects on and as of the date of this Agreement and (ii) shall be true in all material respects on and as of the Second Closing Date with the same force and effect as though made on and as of the Second Closing Date; provided that any representation and warranty already qualified herein by a materiality standard or the Material Adverse Effect shall be true in all respects on the date hereof and as of the First Closing Date.

      (c) COMPLIANCE WITH AGREEMENTS AND COVENANTS; CERTIFICATE. The Company shall, in all material respects, have performed all of their respective obligations and agreements and complied with all of their covenants contained in this Agreement to be performed and complied with by it on or prior to the Second Closing Date (including without limitation the covenants and agreements contained in SECTIONS 5.1, 5.2, 5.3, 5.4, 5.5 and 5.7); and the Company shall have delivered to AWK (i) a certificate, dated as of the Second Closing Date, executed by a duly authorized officer of the Company, certifying as to compliance with SECTION 7.1(C); (ii) an opinion of the Company's counsel in a form acceptable to AWK; and
            (iii) a bring down letter from the Company's accountant in a form acceptable to AWK.

      (d) GOVERNMENTAL AUTHORITY AND THIRD PARTY CONSENTS. AWK shall have received any necessary consents or approvals required from any Governmental Authority, stockholder or third party in order to effectuate the transactions contemplated by this Agreement.

      (e) ACTIONS OR PROCEEDINGS. There shall not be in effect on the Second Closing Date any law, statute, rule, regulation, order, judgment, decree, award, ordinance or other pronouncement of any Governmental Authority restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement. There shall not be pending or threatened on the Second Closing Date any action or proceeding or any other action which could reasonably be expected to result in the issuance of any such order, judgment, decree, award or the enactment, promulgation or deemed applicability to AWK or the Company, or the transactions contemplated by this Agreement of any such order, judgment, decree, award, law, statute, rule, regulation, ordinance or other pronouncement of any Governmental Authority.

      (f) ADDITIONAL CONDITIONS. Such other conditions as AWK shall reasonably request or which are necessary to consummate the transactions contemplated hereby.

                                  ARTICLE VIII
                  CONDITION PRECEDENT TO OBLIGATIONS OF SELLER

8.1 REPRESENTATIONS IN FORCE. The obligations of the Company under this Agreement are, at the option of the Company not to be unreasonably withheld, subject to the satisfaction that the representations and warranties of AWK contained in ARTICLE IV (a) shall be true in all material respects on and as of the date of this Agreement, and (b) shall also be true in all material respects on and as of the First Closing Date and the Second Closing Date, as applicable, with the same force and effect as though made by AWK on and as the date of this Agreement; provided that any representation and warranty contained in ARTICLE IV already qualified herein by a materiality standard or the Material Adverse Effect shall be true in all respects on the date of this Agreement, as of the First Closing Date and as of the Second Closing Date, as applicable.

8.2 DUE DILIGENCE. The Seller shall have completed due diligence ("Seller Due Diligence") to the satisfaction of the Seller.


                                   ARTICLE IX
                       ADDITIONAL COVENANTS AND AGREEMENTS

9.1 OTHER INSTRUMENTS; COOPERATION AND ASSURANCES. Each party hereto agrees to execute and deliver (whether prior to, on or after First Closing) all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out the transactions contemplated by this Agreement and the Transaction Agreements.

9.2 RECORDS. Each Party shall provide the other party with access to all relevant documents and other information pertaining to the Business which are needed by such other party for the purposes of preparing tax returns or responding to an audit by any Governmental Authority or for any other reasonable purpose. Such access will be during normal business hours.

9.3 PUBLICITY. The parties shall confer with each other prior to making any public announcement or release concerning this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby and shall promptly cooperate with each other to the extent practicable in issuing any such announcements or releases. To the extent permitted under applicable law and under the Exchange Act, if the parties file copies or this Agreement or any other Transaction Documents, and if reasonably requested by the other Party (other than a VisionComm Shareholder), they shall file redacted copies hereof in satisfaction of their reporting obligations.

9.4 EXPENSES. Except as provided in the next sentence, each party hereto shall bear its own expenses with respect to this transaction. The Company and AWK shall each pay one-half of all sales, use, stamp, transfer, service, recording, and like taxes or fees, if any, imposed by any Governmental Authority required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

9.5 CONFIDENTIAL INFORMATION. Except to the extent required by any provision hereof or by applicable law or required in connection with any tax or securities filing, or otherwise approved by the other party in advance, for a period of five (5) years from the First Closing Date, all of the current officers and directors of the Company shall retain in strict confidence, and shall not use for the benefit of itself or others, any confidential and proprietary information relating solely to the Business of either the Company of VisionComm, customer lists, pricing policies, marketing plans or strategies, and product development techniques or plans; provided, however, that the restrictions of this Section shall not apply to information which is or becomes public knowledge or otherwise generally known in the trade through no fault of the Company, or shall be subject to an order of a court of competent jurisdiction.

9.6   ENFORCEMENT OF RESTRICTIVE COVENANTS.

      (a) If the Company breaches, or threatens to commit a breach of, any of the provisions of SECTION 9.6 ("Restrictive Covenants"), AWK shall have, in addition to any other rights or remedies available to AWK at law or in equity, the right and remedy to have the Restrictive Covenants specifically enforced, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to AWK and that money damages will not prove an adequate remedy to AWK.

      (b) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

9.7 MANAGEMENT LIAISON. AWK will appoint and authorize a liaison to represent AWK from the date of this Agreement until the First Closing in all matters where the Company under the Agreement must seek approval or consent of AWK.

                                    ARTICLE X
                                  FIRST CLOSING

10.1 FIRST CLOSING. The First Closing shall take place on the tenth (10th) business day after all conditions precedent to the First Closing set forth in ARTICLES VII and VIII to this Agreement have been satisfied or waived ("First Closing Date").

10.2 DELIVERIES BY THE COMPANY. At the First Closing, the Company will deliver to AWK or its designees, the following:

       (a) stock certificates, properly endorsed, representing the First Shares and Warrants, together with all necessary instruments of transfer and such other documents as may be required by AWK to evidence AWK's full and unrestricted ownership of the First Shares and Warrants;

      (b)   the certificate, opinion, and bring down letter referred to in
            SECTION 7.1(C)

      (c) certified copies of resolutions of each the Company's Board of Directors authorizing the Company to consummate the First Closing;

       (d) certificate of Good Standing (or comparable documentation) of the Company;

       (e)  executed counterparts of the Subscription Agreement;

       (f) such other documents as AWK's counsel shall reasonably request or which are necessary to consummate the transactions contemplated hereby.

10.3 DELIVERIES BY AWK. At the First Closing, AWK will deliver to the Company, the following:

      (a)   the First Purchase Price;

      (b)   the certificate referred to in SECTION 7.2;

      (c) certified copies of resolutions of AWK's Board of Directors authorizing AWK to consummate the First Closing;

      (d)   executed counterparts of the Subscription Agreement;

      (e) such other documents as the Company' counsel shall reasonably request or which are necessary to consummate the transactions contemplated hereby.


                                   ARTICLE XI
                                 SECOND CLOSING

11.1 SECOND CLOSING. The Second Closing shall take place after all conditions precedent to the Second Closing set forth in ARTICLES VI and VII to this Agreement have been satisfied or waived, and on a date that AWK and the Company agree, but in no case later then four weeks after the First Closing ("Second Closing Date").

11.2 DELIVERIES BY THE COMPANY. At the Second Closing, the Company will deliver to the Purchasers or AWK, respectively, the following:

      (a) stock certificates, properly endorsed, representing the Second Shares and Warrants, together with all necessary instruments of transfer and such other documents as may be required by the Purchasers to evidence the Purchasers' full and unrestricted ownership of the Second Shares and Warrants;

      (b)   the certificates, opinions, and bring down letters referred to in
            SECTION 7.1

      (c) certified copies of resolutions of the Company's Board of Directors authorizing the Company to consummate the Second Closing;

      (d) certificate of Good Standing (or comparable documentation) of the Company;

      (e)   [reserved]

      (f) such other documents as AWK's counsel shall reasonably request or which are necessary to consummate the transactions contemplated hereby.

11.3 DELIVERIES BY AWK. At the Second Closing, AWK will deliver to the Company, the following:

      (a)   the Second Purchase Price;

      (b)   the certificate referred to in SECTION 7.2;

      (c) certified copies of resolutions of AWK's Board of Directors authorizing AWK to consummate the Second First Closing;

      (d)   executed counterparts of the Subscription Agreement;

      (e) such other documents as the Company' counsel shall reasonably request or which are necessary to consummate the transactions contemplated hereby.


                                   ARTICLE XII
                                   TERMINATION

12.1 TERMINATION. This Agreement may be terminated at any time on or prior to the First Closing Date:

      (a)   With the mutual consent of the Company and AWK; or

      (b) By the Company or AWK, if the First Closing shall not have taken place on or before the fourth monthly anniversary of the date hereof, or such later date as may be approved in writing by AWK and the Company.

12.2 EFFECT OF TERMINATION. Except as permitted by SECTION 12.1, if termination shall result from the willful failure of either Party to fulfill a condition to the performance of the obligations of the other party, the failure of either Party to perform a covenant of this Agreement, or the breach by either party hereto of any representation or warranty or agreement contained herein in a willful or grossly negligent manner, such party shall be fully liable for any and all Losses incurred or suffered by the other parties.

12.3 DEFAULT; RETURN OF FIRST PURCHASE PRICE. If, after the First Closing, AWK discovers that the Company has not complied with the terms of this Agreement or any of the

Transaction Agreements, AWK and the Purchasers shall have the right to indemnification of the First Purchase Price by the Company and shall have the right to be indemnified all reasonable expenses related to the preparation and completion of the transactions envisioned by this Agreement and the Transaction Agreements.


                                  ARTICLE XIII
                     SURVIVAL AND REMEDY OF INDEMNIFICATION

13.1 SURVIVAL. The covenants, agreements, representations or warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant to, or in connection with, this Agreement shall survive the Second Closing Date for a period of five (5) years, except for
Section 3.12, which shall survive the Second Closing Date for a period of six
(6) years.

13.2 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify the Purchasers and AWK and, without duplication, each of its Affiliates, and each of their respective officers, directors, employees and representatives (collectively, "Indemnified Parties"), against, and the Company agrees to defend and hold the Indemnified Parties harmless from, any and all Losses incurred or suffered by the Indemnified Parties (or any combination thereof) arising out of any of the following: (a) (i) any breach of or any inaccuracy in any representation or warranty of the Company pursuant to this Agreement and any Transaction Agreement, and (ii) any breach of or failure by the Company to perform any covenant or agreement of the Company contained in this Agreement, subject to the limitations set forth in SECTION 13.1; (b) (i) the presence, release, spilling, leaking, emitting, discharging, leaching, dumping or disposal of any Hazardous Substance existing as of or prior to First Closing by the Company or any entities formerly owned the Company at, from, in, to, on, or under any property currently or formerly owned, operated or leased by the Company, or any entities formerly owned by the Company; (ii) the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Substance generated prior to the Closing Date by the Company or any entities formerly owned by the Company at or to any location occupied by the Company; or (iii) any violation of any Environmental Law committed prior to the First Closing Date by the Company or any entities formerly owned by the Company.

13.3 INDEMNIFICATION BY THE PURCHASERS AWK. The Purchasers and AWK shall indemnify the Company, and, without duplication, each of its Affiliates, and each of its respective officers, directors, employees and representatives (collectively, "Company Indemnified Parties") against, and agrees to defend and hold the Company Indemnified Parties harmless from, any and all Losses incurred or suffered by any of the Company Indemnified Parties (or any combination thereof) arising out of any of the following: (a)(i) any breach of or any inaccuracy in any representation or warranty of AWK pursuant to this Agreement, and (ii) any breach of or failure by AWK and the Purchasers to perform covenant or agreement of AWK or the Purchasers contained in this Agreement, subject to the limitations set forth in SECTION 13.1.

13.4 LOSSES NET OF INSURANCE. The amount of any Loss for which indemnification is provided under this Article shall be net of any amounts recovered by the person to be indemnified pursuant to this Article XIII (the "Indemnified Party") under insurance policies with respect to such Loss.

13.5 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, shall terminate in accordance with SECTION 13.1 and no claim for indemnification may be made under SECTION 13.2(A) OR 13.3(A) with respect to any representation, warranty or covenant, after such representation, warranty or covenant shall have expired in accordance with this SECTION 13.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which indemnified party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the party from which indemnification is sought pursuant to this Article XIII.

13.6  NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE.

      (a) The indemnified party shall give prompt notice ("Claim Notice") to the indemnifying party, in accordance with the terms of
            SECTION 14.2, of the assertion of any claim, or the commencement of any suit, action or proceeding by any party in respect of which indemnity may be sought hereunder, specifying with reasonable particularity (i) the basis therefor, (ii) an estimate of the amount the indemnified party reasonably anticipates that it will be entitled to on account of indemnification by the indemnifying party, and (iii) such other information with respect thereto as the indemnifying party may reasonably request; PROVIDED, that no failure to give any such notice shall result in the loss of any rights to indemnification hereunder except to the extent that the ability of the indemnifying party to defend a claim was materially prejudiced by the failure to send such notice, if the indemnifying party does not object to such claim within twenty (20) days of receiving notice thereof, the indemnified party shall be entitled to recover the amount of such claim pursuant to this ARTICLE XIII. If, however, the indemnifying party advises the indemnified party that it disagrees with the indemnified party's claim, the parties shall, for a period of twenty (20) days after the indemnifying party advises the indemnified party of such disagreement, attempt to resolve the difference.

      (b) The indemnifying party may, at its own expense, (i) participate in and, (ii) upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to SECTION 13.2 or
            SECTION 13.3 for all Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume control of the defense thereof; provided that the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at the indemnifying party's expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

13.7 SETTLEMENT OR COMPROMISE. Whether or not the indemnifying party shall have assumed the defense of any such claim, suit, action or proceeding of the kind referred to in SECTION 13.6. the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such claim, suit, action or proceeding without the indemnifying party's prior written consent (which will not be unreasonably withheld or delayed). The indemnifying party shall obtain the written consent of the indemnified party (which will not be unreasonably withheld) before entering into any settlement, adjustment, compromise or discharge, or ceasing to defend against any such claim, suit, action or proceeding only if as a result thereof, (a) there would be imposed on the indemnified party any liability or obligations not covered by the indemnity obligations of the indemnifying party under this Agreement or (b) there would be required any admission of wrongful conduct on the part of the indemnified party.

13.8 FAILURE OF INDEMNIFYING PARTY TO ACT. In the event that the indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying party of its obligations hereunder, provided, that the indemnified party gives the indemnifying party at least thirty (30) days written notice of its proposed failure to defend or participate and affords the indemnifying party the opportunity to assume the defense thereof.


                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Transaction Documents set forth the entire agreement and understanding of the parties hereto and thereto in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto.

14.2 NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission (provided that a copy of such transmission is simultaneously sent in the manner provided in CLAUSE (iii) below) or (iii) five (5) days after being deposited with a reputable courier service:

      (a)   If to the Company addressed as follows:

            124 Point West Blvd.
            St. Charles, Missouri  63301
            Attn: CEO or President

      with a copy to:

            10336 Variel Avenue
            Chatsworth, CA 91311
            Attn: Chandos Mahon

(b)   If to AWK, addressed as follows:

            T.B.I. Center Myong Ji University, San 38-2
            Nam-Dong, Yongin
            Kyunggi-Do KOREA
            Telecopier: 82-31-337-2469
            Attn: CEO or President

            with a copy to:

            Davies Ward Phillips & Vineberg LLP
            430 Park Avenue
            New York, New York 10022
            Telecopier: (212) 308-0132
            Attn: Howard H. Jiang, Esq.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

14.3 AMOUNTS IN UNITED STATES DOLLARS. For purposes of this Agreement, all figures set out herein which are preceded by the symbol "$" and all references to "dollars" shall be references to United States Dollars.

14.4 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

14.5 COUNTERPARTS. This Agreement and any or all of the Transaction Documents may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.6 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience of reference only and shall not be deemed part of this Agreement.

14.7  APPLICABLE LAW; ARBITRATION.

      (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States of America, without regard to its conflict of laws principles.

      (b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally resolved by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL) as at present in force. The arbitration shall take place in New York, New York and shall be conducted in the English language. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by the Company, one to be appointed by AWK and a third by the two arbitrators so selected. The "appointing authority" for purposes of the UNCITRAL Rules shall be the American Arbitration Association.

      (c) To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court of competent jurisdiction.

      (d) Each party shall have the right to institute judicial proceedings for interim measures of protection (including without limitation injunction, attachment or sequestration of property, temporary restraining order, preliminary injunctions and other equitable relief) before or during the pendency of any arbitration proceeding hereunder, if such remedy is required to prevent irreparable harm or injury to a party. Each party (without hereby limiting its susceptibility to suit in any court) expressly submits itself and consents to the non-exclusive jurisdiction of the courts of the State of New York, and the United States federal courts located in the borough of Manhattan, New York City, New York, with respect to any such judicial proceeding.

      (e) The cash expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants) shall be borne by the party against whom the decision of the arbitrators is rendered; provided that in the event a party prevails only partially, such party shall be entitled to get reimbursed for such costs and expenses in the proportion that the dollar amount successfully claimed by the prevailing party bears to the aggregate dollar amount claimed.

14.8 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment or other transfer shall be made without the prior written approval of each of the parties hereto.

14.9 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

14.10 SEVERABILITY. If any provision of this Agreement is deemed to be invalid, illegal or unenforceable by an arbitrator, a court of competent jurisdiction or other governmental authority, the remainder of this Agreement shall remain in full force and effect or shall be reasonably construed to carry out the intent of the parties as expressed herein. This Agreement shall be construed according to its fair meaning, with the language used herein deemed to be the language chosen by the parties to express their mutual intent, and no presumption or rule of strict construction shall be applied against any party hereto.

14.11 PREAMBLE AND RECITALS. The Parties acknowledge the accuracy of the preamble and recitals hereto and such preamble and recitals are hereby incorporated by reference as if set forth herein at length.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and AWK have executed and delivered this Agreement as of the date first above written.


ANOTHER WORLD, INC.                             CHEQUEMATE INTERNATIONAL INC.


By: /s/ Philmoon Seong              By: /s/ Chandos Mahon
   --------------------------          -----------------------
Name: Philmoon Seong                   Name:  Chandos Mahon
Its:  CEO/President                    Its:  President and CEO